EXHIBIT 10.10(a)

AWARD NOTICE

to [name]

April 14, 2004

Pursuant to the Continental Airlines, Inc.

Annual Executive Bonus Program

This document constitutes your formal Award Notice as a Participant under the Continental Airlines, Inc. Annual Executive Bonus Program (as amended from time to time, the "Executive Bonus Program") adopted under the Continental Airlines, Inc. Incentive Plan 2000 (as amended from time to time, the "Incentive Plan 2000"). This Award Notice evidences your right to participate in the Executive Bonus Program with respect to the period commencing on April 1, 2004, and ending on December 31, 2004 (the "Performance Period"), subject to the terms of the Executive Bonus Program and the Incentive Plan 2000.

The Human Resources Committee of the Board of Directors of the Company (the "Committee") has established certain performance goals for purposes of the Executive Bonus Program. The performance goals relate to the ROBIC Margin achieved by the Company for the Performance Period and the Company's achievement of a Cash Hurdle as of the last day of the Performance Period. ROBIC Margin (which is more specifically defined in the Executive Bonus Program) generally means the EBITDAR achieved by the Company during the Performance Period divided by the Base Invested Capital with respect to the Performance Period, expressed as a percentage. The Cash Hurdle performance goal is satisfied if the Company's cash flow over the Performance Period is such that the Company's total unrestricted cash, cash equivalents and short-term investments as of the last day of the Performance Period is equal to or greater than a target amount specified by the Committee. For purposes of the Executive Bonus Program and the Performance Period, the specific performance targets established by the Committee are as follows: (1) Entry ROBIC Margin of 8%; (2) Target ROBIC Margin of 11%; (3) Stretch ROBIC Margin of 13%; and (4) Cash Hurdle of $1.0 billion.

Each participant in the Executive Bonus Program who remains continuously employed throughout the entire Performance Period will receive a cash bonus (ROBIC Margin Bonus) if both the Cash Hurdle for the Performance Period is achieved and the Company's ROBIC Margin for the Performance Period is at least equal to the Entry ROBIC Margin for such period. If both of these performance goals are satisfied, then a participant's ROBIC Margin Bonus for the Performance Period will be equal to the participant's base annual salary in effect on the last day of the Performance Period multiplied by a percentage. The percentage is equal to 50% plus (1) if the ROBIC Margin for the Performance Period exceeds the Entry ROBIC Margin for such period, an additional 0.1666667% for each Basis Point that the ROBIC Margin exceeds the Entry ROBIC Margin, up to and including the Target ROBIC Margin, and (2) if the ROBIC Margin for the Performance Period exceeds the Target ROBIC Margin for such period, an additional 0.25% for each Basis Point that the ROBIC Margin exceeds the Target ROBIC Margin, up to and including the Stretch ROBIC Margin. A participant's ROBIC Margin Bonus may be prorated as provided in the Program under certain circumstances.

Prior to any payment under the Executive Bonus Program, the Committee must (with limited exceptions) certify in writing that the performance goals have been met.

Capitalized terms used in this Award Notice are defined in the Executive Bonus Program, and your participation is subject to the terms of the Executive Bonus Program and the Incentive Plan 2000. The Executive Bonus Program and the Incentive Plan 2000 are hereby incorporated into this Award Notice by reference.

If you have any questions, or wish to obtain a copy of the Executive Bonus Program or the Incentive Plan 2000, please contact ________________________.

CONTINENTAL AIRLINES, INC.

By:_________________________

Michael H. Campbell

Senior Vice President -

Human Resources and

Labor Relations